EXHIBIT 10.89
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement (the “Agreement”) is entered into as of January 12, 2006, by and between Aastrom Biosciences, Inc., a Michigan corporation (“Employer”), and James A. Cour (“Employee”).
RECITALS
     A. Employer and Employee are parties to that certain Employment Agreement entered into as of June 11, 2004 (the “Existing Employment Agreement”).
     B. Employer and Employee are also parties to certain other written employment and/or benefits-related agreements as follows: (i) Relocation Expenses Reimbursement Agreement (collectively, the “Other Agreements”).
     C. Employer and Employee desire to amend and restate the Existing Employment Agreement to incorporate into a single document the terms and conditions of the Existing Employment Agreement and the Other Agreements as set forth herein.
     D. Employer and Employee intend that this Agreement shall supersede in their entirety the Existing Employment Agreement and the Other Agreements, which Existing Employment Agreement and Other Agreements are, by this Agreement, hereby terminated in their entirety.
AGREEMENTS
     1. Definitions. As used in this Agreement, the following terms shall have the following meanings:
          “Acquiring Corporation” shall mean the surviving, successor or purchasing corporation or parent corporation thereof, in a Change in Control, as the case may be.
          “Cause” means the occurrence of any of the following events, as determined by the Board of Directors of Employer, in good faith:
          (i) Employee’s theft, material act of dishonesty or fraud, or intentional falsification of any records of Employer;
          (ii) Employee’s breach of the Aastrom Biosciences, Inc. Employee Proprietary Information and Invention Agreement or any other agreement with the Employer covering the use or disclosure of confidential or proprietary information of Employer, the ownership of intellectual property or restrictions on competition;
          (iii) Employee’s gross negligence or willful misconduct in the performance of Employee’s assigned duties (but not mere unsatisfactory performance); or

          (iv) Employee’s conviction (including any plea of guilty or nolo contendere) of a crime causing material harm to the reputation or standing of Employer or which materially impairs Employee’s ability to perform his duties for Employer.
          “Change in Control” shall mean the occurrence of any of the following:
          (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of Employer under an employee benefit plan of Employer, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Employer representing 50% or more of (A) the outstanding shares of common stock of Employer or (B) the combined voting power of Employer’s then-outstanding securities;
          (ii) Employer is party to a merger or consolidation which results in the holders of voting securities of Employer outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of Employer or such surviving entity outstanding immediately after such merger or consolidation; or
          (iii) the sale or disposition of all or substantially all of Employer’s assets (or consummation of any transaction having similar effect).
          “Current Residence” shall mean the Employee’s residence in Illinois as of June 2004.
          “Disability” means that:
          (i) Employee has been incapacitated by bodily injury, illness or disease so as to be prevented thereby from effectively performing Employee’s duties;
          (ii) Such incapacity shall have continued for a period of six (6) consecutive months; and
          (iii) Such incapacity will, in the opinion of a qualified physician, be long-term, which shall mean a period exceeding twelve (12) months.
          “Employer” means Aastrom Biosciences, Inc., a Michigan corporation, and, following a Change in Control, any Successor that agrees to assume all of the terms and provisions of this Agreement, or a Successor which otherwise becomes bound by operation of law to this Agreement.
          “Good Reason” means the occurrence of any of the following conditions following a Change in Control, without Employee’s informed written consent, which condition(s) remain(s) in effect ten (10) days after written notice to Employer from Employee of such condition(s):

          (i) assignment of Employee to responsibilities or duties that are not a Substantive Functional Equivalent of the position which Employee occupied prior to the Change in Control;
          (ii) any decrease in Employee’s base salary or target bonus amount (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by Employee);
          (iii) any failure by Employer to (A) continue to provide Employee with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with Employer then held by Employee, in any benefit or compensation plans and programs, including, but not limited to, Employer’s life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which Employee was participating immediately prior to the date of the Change in Control, or their equivalent, or (B) provide Employee with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with Employer then held by Employee;
          (iv) the relocation of Employee’s work place for Employer to a location more than 50 miles from the location of the work place prior to the Change in Control, or the imposition of travel requirements substantially more demanding of Employee than such travel requirements existing immediately prior to the Change in Control; or
          (v) any material breach of this Agreement by Employer.
          “New Residence” shall mean the Employee’s new principal residence located within fifty (50) miles of Ann Arbor, Michigan.
          “Relocation Costs” shall mean the following actual out-of-pocket costs incurred by the Employee:
          (i) Coach class airfare for Employee’s family to move from Employee’s Current Residence to Ann Arbor, Michigan, or, in the alternative, reimbursement of reasonable automobile operating costs (gas, tolls, etc.), not to exceed the current IRS permitted per mile allowances, for up to two automobiles required to move the Employee’s family.
          (ii) Cost for packing, shipping, and unloading personal household furnishings and belongings from Employee’s Current Residence to his New Residence, including temporary storage as needed.
          (iii) Shipment of one personal vehicle from Illinois to Ann Arbor, Michigan, via common carrier.
          (iv) All real estate sales commissions paid by Employee on the sale of his Current Residence, up to 6% of the gross proceeds realized by the Employee from such sale.

          (v) Usual, customary and reasonable closing costs incurred by Employee in connection with the sale of his Current Residence if typically paid by the seller. Closing costs shall be defined as transfer taxes, documentary stamp taxes, title insurance premiums, recording charges, appraisals, inspections, attorneys fees, surveys, escrow fees and such other usual, customary and reasonable closing costs as are specifically approved by the Chairman and Chief Executive Officer of Employer. Closing Costs shall not include payments required at closing for real property taxes or assessments, or proration of utilities or other prepaid expenses.
          (vi) Coordination services to be provided by Prudential Relocation Management, or an equivalent service provider.
          (vii) Usual, customary and reasonable closing costs incurred by Employee in connection with the purchase of a New Residence if typically paid by the buyer. Closing costs shall be defined as inspections, attorney fees, mortgage application fees, recording fees and such other usual, customary and reasonable closing costs as are specifically approved by the Chairman and Chief Executive Officer of the Employer. Closing Costs shall not include payments required at closing for real property taxes or assessments, proration of utilities or other prepaid expenses, real estate sales commissions or mortgage points.
          (viii) The aggregate of all of the above-described costs shall not exceed $75,000.00 without prior written agreement of Employer.
          “Substantive Functional Equivalent” means an employment position occupied by Employee after a Change in Control that:
          (i) is in a substantive area of competence consistent with Employee’s experience and not materially different from the position occupied by Employee prior to the Change in Control;
          (ii) requires Employee to serve in a role and perform duties that are functionally equivalent to those performed prior to the Change in Control (such as, executive officer);
          (iii) carries a title that does not connote a lesser rank or corporate role than the title held by Employee prior to the Change in Control; and
          (iv) does not otherwise constitute a material, adverse change in Employee’s responsibilities or duties, as measured against Employee’s responsibilities or duties prior to the Change in Control, causing it to be of materially lesser rank or responsibility.
          “Successor” means Employer and any successor or assign to substantially all of its business and/or assets.
     2. Employment. Employer hereby engages Employee, and Employee hereby accepts such engagement, upon the terms and conditions set forth herein.
     3. Duties. Employee is engaged as President and Chief Operating Officer. Employee shall perform faithfully and diligently the duties customarily performed by persons in the position for which employee is engaged, together with such other reasonable and appropriate duties as Employer shall designate from time to time. Employee shall devote Employee’s full business time and efforts to the rendition of such services and to the performance of such duties. As a full-time employee of Employer, Employee shall not be entitled to provide consulting services or other business or scientific services to any other party, without the prior written consent of Employer.
     4. Compensation and Fringe Benefits.
     4.1 Base Salary. During the term of this Agreement, as compensation for the proper and satisfactory performance of all duties to be performed by Employee hereunder, Employer shall pay to Employee a salary of Two Hundred Sixty Thousand and 00/100 Dollars ($260,000.00) per year, increased to Two Hundred Seventy Two Thousand Five Hundred and 00/100 Dollars ($272,500) per year effective as of July 1, 2005, payable in arrears in equal semi-monthly installments, less required deductions for state and federal withholding tax, Social Security and all other employee taxes and payroll deductions. The base salary shall be subject to review and adjustment on an annual basis.
     4.2 Customary Fringe Benefits. Employee shall be entitled to such fringe benefits as Employer customarily makes available to employees of Employer engaged in the same or similar position as Employee (“Fringe Benefits”). Such Fringe Benefits may include vacation leave, sick leave, and health insurance coverage. Employer reserves the right to change the Fringe Benefits on a prospective basis, at any time, effective upon delivery of written notice to Employee.
     4.3 Vacation. Employee is entitled to twenty (20) days of vacation in each calendar year.
     4.4 Accumulation. Employee shall earn and accumulate unused vacation and sick leave in accordance with the Company’s policy in effect from time to time. Further, Employee shall not be entitled to receive payments in lieu of Fringe Benefits, other than for unused vacation leave earned and accumulated at the time the employment relationship terminates.
     4.5 Relocation Costs.
          4.5.1 Temporary Housing. Employee agrees to relocate his principal domestic residence to within fifty (50) miles of Ann Arbor, Michigan by January 1, 2005. Employee shall promptly offer his Current Residence for sale through Prudential Relocation Management. Until Employee purchases a new home in the Ann Arbor, Michigan area, but in no event later than January 1, 2005, Employer shall provide Employee (and, beginning August 10, 2004 if Employee’s Current Residence has not been sold by such date, Employee’s immediate family) furnished, temporary housing in the Ann Arbor, Michigan area or, at Employer’s option, reimburse the Employee for Employee’s actual out-of-pocket cost to obtain furnished, temporary housing in the Ann Arbor, Michigan area.
          4.5.2 Relocation Costs. Employer shall pay for the Relocation Costs either through payments to Prudential Relocation Management or by direct reimbursement of Employee upon presentation of appropriate invoices and/or receipts for the expenditures and expenses for the Relocation Costs. The Employee shall be required to refund and pay to Employer 100% of the Relocation Costs that have been paid by the Employer on the following terms:
          (i) If Employee’s employment with Employer ceases within 18 months after Employee commences full-time employment with Employer (the “Commencement Date”), due to the Employee voluntarily electing to leave the employ of Employer, or Employer terminating the Employee for Cause, Employee hereby agrees to refund and pay to Employer 100% of the Relocation Costs that have been paid by Employer.
          (ii) If Employer elects to terminate the employment of Employee without Cause, then Employee shall have no obligation to refund any of the Relocation Costs. If Employee’s employment terminates due to Employee’s death or disability, then Employee shall have no obligation to refund any of the Relocation Costs.
          (iii) With respect to any of the Relocation Costs which Employee does become obligated to refund to Employer, as specified above, said refund shall be made within six months after the termination of employment. Any portion of the Relocation Costs which are obligated to be refunded by Employee, and which are not refunded within said six (6) months, shall thereafter bear a late payment charge of 10% per annum.
     5. Term.
     5.1 Commencement Date. The employment relationship pursuant to this Agreement shall commence on July 6, 2005. For purposes of Section 4.5.2 the Commencement Date shall be July 5, 2004.
     5.2 Termination at Will. Employer and Employee acknowledge and agree that Employer’s employment currently is “at will” and that their employment relationship may be terminated by either party at any time, with or without Cause.
     6. Payments Upon Termination.
     6.1 Payment of Compensation Upon Termination. Upon termination of Employee’s employment with the Company, Employee shall be entitled to be paid his base salary through the effective date of such termination, as full compensation for any and all claims of Employee under this Agreement or otherwise, except as set forth in Section 6.2.
     6.2 Payment of Severance Upon Termination.
     6.2.1 Severance. In the event Employee’s employment is terminated by Employer without Cause, or in the event of Employee’s termination of his employment for Good Reason within twelve (12) months following a Change in Control, then Employer shall pay to Employee severance payment equal to nine (9) months of Employee’s then current salary rate, less customary payroll deductions. The severance payment shall be paid in equal installments over nine (9) months in accordance with the Employer’s normal payroll periods, except that severance payments due following a Change in Control shall be paid in a lump sum immediately following the Change in Control.

     6.2.2 Continued Medical Coverage. In the event Employee’s employment is terminated, then Employee shall be entitled to elect continued medical insurance coverage in accordance with applicable provisions of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”).
     6.2.3 Right to Terminate. Employer retains and reserves the right to terminate the employment of Employee at any time, with or without Cause. For avoidance of doubt, said severance payment shall not be owed if Employee’s termination is for Cause, if Employee voluntarily terminates employment for reasons other than as specified in Section 6.2.1 hereof or if Employee’s employment terminates as a result of Employee’s death or disability.
     6.2.4 No Liability. No director, officer or shareholder of Employer shall have any personal liability for the payment of any severance to Employee.
     6.3 Resignation. Employee’s entitlement to any compensation or benefits under this Section 6 (other than compensation and benefits earned by Employee through the date of Employee’s termination of employment) is conditioned upon Employee’s resignation from all capacities in which Employee is then rendering services to Employer, including from the Board of Directors and any committees thereof on which Employee serves.
     6.4 Exclusive Remedy. The parties acknowledge and agree that the payments specified herein constitute Employee’s sole and exclusive remedy for any alleged injury or other damages arising out of a termination of Employee’s employment under circumstances described herein. Accordingly, as a condition to receipt of said payments, Employee shall sign a customary and reasonable release form, in the form attached hereto as Exhibit A, pursuant to which Employee acknowledges and agrees that Employee has no claims against Employer or any director, officer, shareholder or agent of Employer, or any successor in interest to Employer, with respect to any employment matters or termination of employment (excepting only for accrued salary, accrued vacation leave and reimbursement of customary business expenses incurred on behalf of Employer, all in the ordinary course of business, or any incentive sale bonus to which Employee may be entitled, if any).
     7. General Provisions.
     7.1 Attorneys’ Fees. In the event of any dispute or breach arising with respect to this Agreement, the party prevailing in any negotiations or proceedings for the resolution or enforcement thereof shall be entitled to recover from the losing party reasonable expenses, attorneys’ fees and costs incurred therein.
     7.2 Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by both parties hereto. There shall be no implied-in-fact contracts modifying the terms of this Agreement. However, the noncumulation of benefits provision of Section 7.6 shall apply to any subsequent agreement, unless (i) such provision is explicitly disclaimed in the subsequent agreement, and (ii) the subsequent agreement has been authorized by the Board of Directors of the Employer or a committee thereof.
     7.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the employment of Employee, other than relating to the Employer’s stock option grants to Employee, the Employer’s inventions, trade secrets, and proprietary and confidential information, competition with the Employer and solicitation of the Employer’s employees. This Agreement supersedes all prior agreements, understandings, negotiations and representation with respect to the employment relationship, including, without limitation, the Existing Employment Agreement and the Other Agreements, each of which is hereby terminated in its entirety.
     7.4 Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.
     7.5 No Limitation of Regular Benefit Plans. This Agreement is not intended to and shall not affect, limit or terminate any plans, programs, or arrangements of Employer that are regularly made available to a significant number of employees or officers of the Employer, including without limitation Employer’s stock option plans.
     7.6 Noncumulation of Benefits. Employee may not cumulate cash severance payments under both this Agreement and another agreement. If Employee has any other binding written agreement with Employer which provides that, upon a Change in Control or termination of employment, Employee shall receive one or more of the benefits described in Sections 6 of this Agreement (i.e., the payment of cash compensation), then with respect to those benefits the aggregate amounts payable under this Agreement shall be reduced by the amounts paid or payable under such other agreements.
     7.7 No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditors process, and any action in violation of this Section 7.7 shall be void.
     7.8 Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when mailed, if mailed by U.S. registered or certified mail, return receipt requested and postage prepaid, or when shipped, if shipped by nationally known reputable overnight delivery service and shipping charges prepaid. In the case of Employee, notices shall be addressed to Employee at the home address which he most recently communicated to the Employer, in writing. In the case of the Employer, notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
     7.9 No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking employment with a new employer or in any other manner), nor shall any such payment be reduced by any earnings that Employee may receive from any other source except as otherwise provided herein.
     7.10 No Representations. Employee acknowledges that in entering into this Agreement Employee is not relying and has not relied on any promise, representation or statement made by or on behalf of the Employer which is not set forth in this Agreement.

     7.11 Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan, without regard to its choice of law rules.
     7.12 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.
     7.13 Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
     7.14 Tax Withholding. The payments to be made pursuant to this Agreement will be subject to customary withholding of applicable income and employment taxes.
     7.15 Consultation. Employee acknowledges that this Agreement confers significant legal rights on Employee, and also involves Employee waiving other potential rights he might have under other agreements and laws. Employee acknowledges that Employer has encouraged Employee to consult with Employee’s own legal, tax, and financial advisers before signing the Agreement; and that Employee has had adequate time to do so before signing this Agreement.
     7.16 Counterparts. This Agreement may be executed in counterparts, and each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
     7.17 Excess Parachute Payment. In the event that any payment or benefit received or to be received by Employee pursuant to this Agreement or otherwise would subject Employee to any excise tax pursuant to Section 4999 of the Code due to the characterization of such payment or benefit as an excess parachute payment under Section 280G of the Code, Employee may elect in his sole discretion to reduce the amounts of any payments or benefits otherwise called for under this Agreement in order to avoid such characterization.
     7.18 Claims Procedure for Severance Payments.
          7.18.1 Administrator. The administrator for purposes of the severance payments provided by Section 6.2 of this Agreement shall be the Employer (“Administrator”), whose address is 24 Frank Lloyd Wright Dr., P.O. Box 376, Ann Arbor, Michigan 48106, and whose telephone number is 734-930-5555. The “Named Fiduciary” as defined in Section 402(a)(2) of ERISA, also shall be the Employer. The Employer shall have the right to designate one or more employees as the Administrator and the Named Fiduciary at any time, and to change the address and telephone number of the same. The Employer shall give the Employee written notice of any change in the Administrator and Named Fiduciary, or in the address or telephone number of the same.
          7.18.2 Claims. The Administrator shall make all determinations as to the right of any person to receive benefits under this Agreement. Any denial by the Administrator of a claim for benefits by the Employee (“the claimant”) shall be stated in writing by the Administrator and delivered or mailed to the claimant within ten (10) days after receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 10-day period. In no event shall such extension exceed a period of ten (10) days from the end of the initial period. Any notice of denial shall set forth the specific reasons for the denial, specific reference to pertinent provisions of this Agreement upon which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim, with an explanation of why such material or information is necessary, and any explanation of claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) after exhausting all levels of appeal provided herein, written to the best of the Administrator’s ability in a manner that may be understood without legal or actuarial counsel.
          7.18.3 Review of Claim Denial. A claimant whose claim for benefits has been wholly or partially denied by the Administrator may request, within sixty (60) days following the date of such denial, in a writing addressed to the Administrator, a review of such denial. The claimant shall be entitled to submit such issues or comments in writing or otherwise, as the claimant shall consider relevant to a determination of the claim, and the claimant may include a request for a hearing in person before the Administrator. Prior to submitting the request, the claimant shall be entitled to review such documents as are relevant to the claim. The claimant may, at all stages of review, be represented by counsel, legal or otherwise, of the claimant’s choice. All requests for review shall be promptly resolved. The Administrator’s decision with respect to any such review shall be set forth in writing and shall be mailed to the claimant not later than ten (10) days following receipt by the Administrator of the claimant’s request unless special circumstances, such as the need to hold a hearing, require an extension of time for processing, in which case the Administrator’s decision shall be so mailed not later than twenty (20) days after receipt of such request.
          7.18.4 Arbitration. A claimant who has followed the procedure in paragraphs 7.18.2 and 7.18.3 of this Section, but who has not obtained full relief on the claim for benefits, may, within sixty (60) days following the claimant’s receipt of the Administrator’s written decision on review, apply in writing to the Administrator for arbitration of the claim as provided in Section 7.19.
     7.19 Arbitration.
          (a) Either party to this Agreement, after complying with the requirements of Section 7.18, to the extent applicable, may submit any dispute under this Agreement for binding arbitration of the dispute before an arbitrator mutually acceptable to both parties, the arbitration to be held in Ann Arbor, Michigan, in accordance with the arbitration rules of the American Arbitration Association, as then in effect, and the rights of claimant under Section 7.18. If the parties are unable to mutually agree upon an arbitrator, then the arbitration proceedings shall be held before three arbitrators, one of which shall be designated by the Employer, one of which shall be designated by the claimant and the third of which shall be designated mutually by the first two arbitrators in accordance with the arbitration rules referenced above. The arbitrator(s) sole authority shall be to interpret and apply the provisions of this Agreement; the arbitrator(s) shall not change, add to, or subtract from, any of the Agreement’s provisions. The arbitrator(s)

shall have the power to compel attendance of witnesses at the hearing. Any court having jurisdiction may enter a judgment based upon such arbitration. Except as set forth in Section 7.18, the decision of the arbitrator(s) shall be final and binding on the parties to this Agreement and without appeal to any court. Except as set forth in Section 7.18, upon execution of this Agreement, the Employee shall be deemed to have waived any right to commence litigation proceedings regarding this Agreement outside of arbitration without the express written consent of the Employer.
          (b) In the case of a dispute relating to severance payments provided by Section 6.2, the decision of the arbitrator(s) shall be delivered or mailed to the claimant within sixty (60) days of the claimant’s initial request for review of the denied clam under Section 7.18, unless special circumstances require an extension of time. If an extension is needed the arbitrator(s) shall, before the end of the sixty (60) day period, give to the claimant written notice of the special circumstances requiring the extension and the date by which the arbitrator(s) expect(s) to render a decision. The extension of time shall not exceed sixty (60) days from the end of the initial sixty (60) day period. Notwithstanding the provisions of Section 7.19(b), in the case of a dispute relating to severance payments provided by Section 6.2, the claimant shall not be precluded from challenging the arbitrator’s decision under Section 502(a) of ERISA.
     7.20 ERISA. The severance compensation provided by Section 6.2 of this Agreement constitutes an unfunded compensation arrangement for a member of a select group of the Employer’s management and any exemptions under ERISA, as applicable to such an arrangement, shall be applicable to this Agreement. Section 7.18, Section 7.19(b), Section 7.20 apply to the severance compensation provided by Section 6.2 of this Agreement.
     7.21 Reporting and Disclosure. The Employer, from time to time, shall provide government agencies with such reports concerning this Agreement as may be required by law, and the Employer shall provide the Employee with such disclosure concerning this Agreement as may be required by law or as the Employer may deem appropriate.
     8. Employee’s Representations. Employee represents and warrants that Employee (i) is free to enter into this Agreement and to perform each of the terms and covenants contained herein, (ii) is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and (iii) will not be in violation or breach of any other agreement by reason of Employee’s execution and performance of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

EMPLOYER:

Aastrom Biosciences, Inc.

By:
R. Douglas Armstrong, Ph.D.

EMPLOYEE:

James A. Cour

Address:

EXHIBIT A
TO AASTROM BIOSCIENCES, INC.
EMPLOYMENT AGREEMENT
RELEASE AGREEMENT
     THIS AGREEMENT (“Agreement”) is made by and between James A. Cour (“Executive”) and Aastrom Biosciences, Inc. (the “Company”).
RECITALS
     A. Executive has terminated employment as an executive officer of Company, effective                     , ___.
     B. Executive has been given the opportunity to review this Agreement, to consult with legal counsel, and to ascertain his rights and remedies.
     C. Executive and Company, without any admission of liability, desire to settle with finality, compromise, dispose of, and release any and all claims and demands asserted or which could be asserted arising out of Executive’s employment at and separation from Company.
     In consideration of the foregoing and of the promises and mutual covenants contained herein, it is hereby agreed between Executive and Company as follows:
AGREEMENT
     1. In exchange for the good and valuable consideration set forth in that certain Employment Agreement, made as of January ___, 2006, between the Company and Executive (the “Employment Agreement”), Executive hereby releases, waives and discharges any and all manner of action, causes of action, claims, rights, charges, suits, damages, debts, demands, obligations, attorneys fees, and any and all other liabilities or claims of whatsoever nature, whether in law or in equity, known or unknown, including, but not limited to, age discrimination under The Age Discrimination In Employment Act of 1967 (as amended), employment discrimination prohibited by other federal, state or local laws, and any other claims, which Executive has claimed or may claim or could claim in any local, state or federal or other forum, against Company, its directors, officers, employees, agents, attorneys, successors and assigns as a result of or relating to Executive’s employment at and separation from Company and as an officer of Company as a result of any acts or omissions by Company or any of its directors, officers, employees, agents, attorneys, successors or assigns (“Covered Acts or Omissions”) which occurred prior to the date of this Agreement; excluding only (i) those to compel the payment of amounts due to Executive as provided in the Employment Agreement, (ii) enforcement of any rights of Executive under any stock option agreements with the Company or (iii) those for indemnification under the Company’s articles of incorporation, bylaws or applicable law by reason of his service as an officer or director of the Company.
     2. Executive agrees to immediately return to Company all property, assets, manuals, materials, information, notes, reports, agreements, memoranda, customer lists, formulae, data, know-how, inventions, trade secrets, processes, techniques, and all other assets, materials and information of any kind or nature, belonging or pertaining to Company (“Company Information and Property”), including, but not limited to, computer programs and diskettes or other media for electronic storage of information containing Company Information and Property, in Executive’s possession, and Executive shall not retain copies of any such Company Information and Property. Executive further agrees that from and after the date hereof he will not remove from Company’s offices any Company Information and Property, nor retain possession or copies of any Company Information and Property.
     3. Executive agrees that he shall never make any statement that negatively affects the goodwill or good reputation of the Company, or any officer or director of Company, except as required by law, and except that such statements may be made to members of the Board of Directors of the Company.
     4. Executive covenants and agrees that he shall never commence or prosecute, or knowingly encourage, promote, assist or participate in any way, except as required by law, in the commencement or prosecution, of any claim, demand, action, cause of action or suit of any nature whatsoever against Company or any officer, director, employee or agent of Company (“Covered Litigation”) that is based upon any claim, demand, action, cause of action or suit released pursuant to this Agreement or involving or based upon the Covered Acts and Omissions.
     5. Executive further agrees that he has read this Agreement carefully and understands all of its terms.
     6. Executive understands and agrees that he was advised to consult with an attorney and did so prior to executing this Agreement.
     7. Executive understands and agrees that he has been given twenty-one (21) days within which to consider this Agreement.
     8. Executive understands and agrees that he may revoke this Agreement for a period of seven (7) calendar days following the execution of this Agreement (the “Revocation Period”). This Agreement is not effective until this revocation period has expired. Executive understands that any revocation, to be effective, must be in writing and either (a) postmarked within seven (7) days of execution of this Agreement and addressed to Aastrom Biosciences, Inc., 24 Frank Lloyd Drive, Ann Arbor, Michigan 48105 or (b) hand delivered within seven (7) days of execution of this Agreement to Aastrom Biosciences, Inc., 24 Frank Lloyd Drive, Ann Arbor, Michigan 48105. Executive understands that if revocation is made by mail, mailing by certified mail, return receipt requested, is recommended to show proof of mailing.
     9. In agreeing to sign this Agreement and separate from Company, Executive is doing so completely voluntarily and of his own free-will and without any encouragement or pressure from Company and agrees that in doing so he has not relied on any oral statements or explanations made by Company or its representatives.
     10. Both parties agree not to disclose the terms of this Agreement to any third party, except as is required by law, or as is necessary for purposes of securing counsel from either parties’ attorneys or accountants.

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     11. This Agreement shall not be construed as an admission of wrongdoing by Company.
     12. This Agreement contains the entire agreement between Executive and Company regarding the matters set forth herein. Any modification of this Agreement must be made in writing and signed by Executive and each of the entities constituting the Company.
     13. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.
     14. In the event any provision of this Agreement or portion thereof is found to be wholly or partially invalid, illegal or unenforceable in any judicial proceeding, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.
     15. If there is a breach or threatened breach of the provisions of this Agreement, Company may, in addition to other available rights and remedies, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violation of, any of the provisions of this Agreement.
     16. In the event that Executive violates the terms of this Agreement, in addition to other available rights and remedies, the Company shall be released of all of its remaining obligations under the Severance Agreement.
     The parties hereto have entered into this Agreement as of this                    day of                     , ___.

AASTROM BIOSCIENCES, INC.

By:

Name:

Title:

EXECUTIVE

James A. Cour

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